                                                                    EXHIBIT 10.7

                                    AGREEMENT

        THIS AGREEMENT made this 27th day of October, 1997, by and between Can-Cal Resources, Ltd ("Can-Cal"), a Nevada corporation, and Aurum LLC ("Aurum"), a California limited liability company.

        WHEREAS, Aurum owns approximately 120 acres located near Pisgah, San Bernardino County, California ("the Property"), which has approximately 13.5 million tons of volcanic cinders; and

        WHEREAS Aurum has loaned  $315,045.98  to Can-Cal ("the  Indebtedness");
and

        WHEREAS,   Can-Cal   does  not  have  funds  with  which  to  repay  the
Indebtedness; and

        WHEREAS, Can-Cal has a continuing need for funds and wishes to be able to obtain those funds on an equity basis to avoid incurring additional indebtedness which it may be unable to repay; and

        WHEREAS, Can-Cal wishes to acquire the Property and obtain cancellation of the Indebtedness in exchange for shares of Can-Cal; and

        WHEREAS, Aurum is willing to transfer the Property to Can-Cal and cancel the Indebtedness in exchange for shares of Can-Cal's common stock and arrange for equity financing for Can-Cal, all on the terms set forth herein.

        NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, receipt whereof is hereby acknowledged, it is agreed as follows:

        1. Can-Cal shall purchase and Aurum shall sell to Can-Cal the Property by a Quitclaim Deed identical to the Quitclaim Deed that it received from
Burlington Northern Santa Fe Foundation when it acquired the Property. The Property is situated near the station of Pisgah, in San Bernardino County, California, as shown on the map marked Exhibit "A," dated July 22, 1996 attached hereto and made a part hereof. Aurum has furnished Can-Cal with the documentation relating to its acquisition of the Property

        2. Aurum hereby cancels and extinguishes the Indebtedness of $315,045.98 which Can- Cal owes it and waives any claim it has to interest on that Indebtedness. Aurum represents that Can- Cal is not indebted to it in any amount.

        3.  In   consideration   for  the  transfer  of  the  Property  and  the
cancellation of the Indebtedness, Can-Cal herewith issues to Aurum 2,181,752 shares of its common stock, par value

$.001. Can-Cal represents and warrants that the 2,181,752 shares of its common stock issued to Aurum are validly issued, fully paid and non-assessable. All such shares are "restricted securities" pursuant to the Securities Act of 1933 and are subject to the restrictions imposed by that Act and Rule 144 promulgated thereunder. Aurum agrees that an appropriate legend shall be printed on the stock certificate evidencing ownership of those shares and appropriate stock transfer instructions will be issued to Can-Cal's stock transfer agent.

        4. Aurum agrees that the sale of the Property to Can-Cal will be on the same terms and conditions that it acquired that property from the Burlington Northern Santa Fe Foundation and at its cost plus its out of pocket expenses incurred in connection with the acquisition of that Property. which Aurum represents to be $553,716.94, plus legal fees and related costs of $25,755.59, for a total purchase price of $579,472.53.

        5. (a) Aurum also agrees to use its best efforts to furnish funds as may reasonably be requested by Can-Cal by purchasing common shares of Can-Cal at $.41 per share, the same price at which the shares are valued for purposes of acquiring the Property and cancellation of the Indebtedness. In the event Can-Cal requests Aurum to purchase shares of its common stock, it shall do so by written notice not less than ten (10) calendar days prior to the date it wants the funds, which notice shall include the amount of funds it requires and the date it requires those funds. Aurum shall use its best efforts to furnish Can-Cal with the funds it requires by purchasing shares of Can-Cal's common stock. Can-Cal represents and warrants that all shares purchased by Aurum shall be validly issued, fully paid and nonassessable. This agreement by Aurum shall not be construed as a guarantee or assurance that it will be able to purchase a sufficient number of Can-Cal common shares or that Can-Cal will receive the funds it needs on the terms and conditions set forth herein. All shares issued pursuant to purchases made by Aurum will be "restricted shares" as that term is defined in the Securities Act of 1933 and subject to the investment.

               (b) Nothing herein shall obligate Can-Cal to obtain financing from Aurum. Can-Cal is free to obtain financing from any source it deems appropriate.

CONVEYANCE
----------

        6. Aurum shall convey, or cause to be conveyed, all of Aurum's right, title and interest in and to the Property, if any, to Can-Cal by Quitclaim Deed subject to the exceptions and reservations, whether or not of record and in accordance with the other terms, conditions and reservations contained herein. Aurum represents that the Quitclaim Deed to Can-Cal is identical to the Quitclaim Deed it received from Burlington Northern Santa Fe Foundation from whom it purchased the Property.

SUCCESSORS IN INTEREST
----------------------

        7. Wherever referred to herein, Aurum shall imply, mean and apply to Aurum, its successors, assigns, heirs, executors, administrators, or designees, who shall be severally and collectively liable for any and all performance hereunder.

        8. Wherever referred to herein, Can-Cal shall imply, mean and apply to Can-Cal, its successors, assigns, heirs, executors, administrators, or designees, who shall be severally and collectively liable for any and all performance hereunder.

        9. This Agreement shall bind and inure to the benefit of Aurum, Can-Cal and their heirs, executors, administrators, successors and assigns.

THIS OFFER IS, AND THE CONVEYANCE OF THE PROPERTY SHALL BE, SUBJECT TO THE FOLLOWING TERMS, CONDITIONS AND RESERVATIONS

        10. REAL ESTATE COMMISSIONS. Can-Cal and Aurum represent and warrant to each other that no real estate broker or agent has a valid claim for commissions in connection with this transaction and agree to indemnify and hold harmless each other from any such claims arising out of their actions.

        11. OTHER LIENS. Any judgment against Aurum which may appear of record as a lien against the Property shall be settled and satisfied by Aurum if and when it is judicially determined to be valid, and Aurum hereby indemnifies Can-Cal for all loss arising out of Aurum's failure to have a judgment lien so settled and satisfied. All outstanding assessments levied or due in the year the deed is delivered shall be paid Can-Cal.

        12. GENERAL REAL ESTATE TAXES. Real estate taxes or assessments payable or paid in the year the deed is delivered shall be prorated by the parties as of the date on which the deed is delivered on the basis of the most recent ascertainable taxes assessed against the subject Property, or as may be equitably apportioned thereto by Aurum if the Property is not separately assessed or unless the payment of same has been assumed by a tenant under an existing lease to be assigned to Can-Cal.

        13. TRANSFER TAXES. Can-Cal agrees to purchase, affix and cancel any and all documentary stamps in the amount prescribed by statute, and to pay any and all required transfer taxes, excise taxes and any and all fees incidental to recordation of the conveyance instrument. In the event of Can-Cal's failure to do so, if Aurum shall be obligated so to do, Can-Cal shall be liable for all costs, expenses and judgments to or against Aurum, including all of Aurum's legal fees and expenses and same shall constitute a lien against the Property to be conveyed until paid by Can-Cal.

        14. NOTICES AND DEMANDS. All notices, demands, payments and other instruments required or permitted to be given or served by either party shall be in writing and deemed to have been given or serve by either party if sent by registered or certified mail, addressed to the other party at the address shown herein.

        15. GOVERNMENTAL APPROVAL. If the approval of any governmental agency is required for the sale of the Property, it is understood and agreed that this Agreement is subject thereto and that both parties shall use their best efforts to obtain such approval.

        In the event a city, county, or other governing authority wherein said Property is located requires a survey or plat or has a subdivision ordinance, Can-Cal shall obtain such survey or plat, all at Can-Cal's sole cost and expense. The survey or plat shall be submitted by Can-Cal to Aurum for review and approval prior to recording and within a period of forty-five (45) days after the date of Aurum's acceptance of this offer.

        16. COMPLETE AGREEMENT. This Agreement contains the entire agreement between Aurum and Can-Cal with respect to the Property and, except as set forth in this Agreement, neither Aurum, nor Aurum's agents or employees, have made any agreements, covenants, warranties or representations of any kind or character, express or implied, oral or written, with respect to the Property.

        17. Aurum is a California limited liability company and not a foreign person as the term is used and defined in Section 1445 of the Internal Revenue Code of 1954, as amended, and the regulations promulgated thereunder.

        18. Can-Cal has been allowed to make an inspection of the Property and has knowledge as to the past use of the Property. Based on this inspection and knowledge Can-Cal is aware of the condition of the Property and BUYER IS AWARE THAT BUYER IS PURCHASING THE PROPERTY ON AN "AS-IS WITH ALL FAULTS" BASIS WITH ANY AND ALL PATENT AND LATENT DEFECTS AND THAT CAN-CAL IS NOT RELYING ON ANY REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, OF ANY KIND WHATSOEVER FROM AURUM AS TO ANY MATTERS CONCERNING THE PROPERTY, including the physical condition of the property and any defects thereof, the presence of any hazardous substances, wastes or contaminants in, on or under the Property, the condition or existence of any of the above-ground or underground structures or improvements in, on or under the Property, the condition of title to the Property, and the leases, easements or other agreements affecting the Property. Can-Cal is aware of the risk that hazardous substances and contaminants may be present on the Property, and indemnifies, holds harmless and hereby waives, releases and discharges forever Aurum from any and all present or future claims or demands, and any and all damages, loss, injury, liability, claims or costs, including fines, penalties and judgments, and attorney's fees, arising from or in any way related to the condition of the Property or alleged presence, use, storage, generation, manufacture, transport, release, leak, spill disposal or other handling of any hazardous substances or contaminants in, on or under the Property. Losses shall include, without limitation, (a) the cost of any investigation, removal, remedial or other response action that is required by any environmental law, that is required by judicial order or by order of or agreement with any governmental authority, or that is necessary or otherwise is reasonable under the circumstances, (b) capital expenditures necessary to cause Aurum's remaining property or the operations or business of Aurum on its remaining property to be in compliance with the requirements of any environmental law, (c) losses for injury or death of any person, and (d) losses arising under any environmental law enacted after transfer. The rights of Aurum under this section shall be in addition to and not in lieu of any other rights or remedies to which it may be entitled under this document or otherwise. This indemnity specifically includes the obligation of Can-Cal to remove, close, remediate, reimburse or take other actions requested or required by any governmental agency concerning any hazardous substances or contaminants on the Property. This section shall survive closing.

               The term  "environmental  law" means any federal,  state or local statute, regulation, code, rule, ordinance, order, judgment, decree, injunction or common law pertaining in any way to the protection of human health or the environment, including without limitation, the Resource Conservation and
Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act, the Toxic Substances Control Act, and any similar or comparable state or local law.

               The term "hazardous substance" means any hazardous, toxic, infections substance, material or waste as defined, listed or regulated under any environmental law, and incudes, without limitation, petroleum oil and any of its fractions.

        19. All terms, conditions and provisions of this Agreement shall survive closing.


                                  AURUM LLC, BY ACQUITAINE TRUST,
                                  ITS MANAGER


                                      /s/    John D. Edwards
                                  ----------------------------------------------
                                  John D. Edwards, Trustee for Acquitaine Trust


                                  CAN-CAL RESOURCES, LTD.


                                     /s/    R. D. Sloan
                                  ----------------------------------------------